Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2022 FOURTH QUARTER AND FULL YEAR RESULTS

Raises 2023 Net Sales and Earnings Guidance; Announces 25% Increase in Cash Dividend

New York, New York, February 28, 2023: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter & Full Year Highlights:

($ in millions, except per share data)	Q4’22	Q4’21	% Change	Full Year 2022	Full Year 2021	% Change
Net Sales	$311	$211	47%	$1,087	$880	24%
Gross Margin	64.4%	62.6%	+180 bps	63.9%	63.3%	+60 bps
Operating Income (loss)	$23	($12)	n.m.	$194	$148	31%
Operating Margin	7.5%	(5.8%)	+1,326 bps	17.9%	16.8%	+110 bps
Net Income (Loss) attributable to IP	$17	($1)	n.m.	$121	$87	38%
Diluted EPS (Loss)	$0.52	($0.04)	n.m.	$3.78	$2.75	38%
The average dollar/euro exchange rates for the 2022 and 2021 fourth quarters were 1.02 and 1.14, respectively, leading to a negative 10% foreign exchange impact in 2022. The average dollar/euro exchange rates for all of 2022 and 2021 were 1.05 and 1.18, respectively, for a negative 7% foreign exchange impact. At comparable foreign currency exchange rates, consolidated fourth quarter net sales increased 57% from the fourth quarter of 2021, and for the year as a whole, consolidated 2022 net sales increased 30% from 2021.

*n.m. – not meaningful

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums, Inc. noted, “2022 was a milestone year, as we crossed $1 billion in net sales, with all regions contributing to our growth. Our largest region, North America achieved sales growth of 22%, followed by Western Europe and Asia where sales rose 28% and 19%, respectively. There was also a strong performance from the Middle East and Latin America with sales up 44% and 24%, respectively. Even Eastern Europe achieved modest sales growth of 6%, despite the armed conflict in Ukraine and sanctions on Russia. With the exception of China, our travel retail business has rebounded to near pre-pandemic levels.”

He continued, “The strength of the dollar masked the gains made by our European operations in 2022, which grew 12% in U.S. dollars, but 20% in constant currency. All major brands (Montblanc, Jimmy Choo, Coach) grew by double digits. 2022 net sales were also buoyed by a full year of Moncler; our debut product for the brand launched late in 2021.”

Mr. Madar also noted, “With sales up 58%, our U.S. operations produced exceptional gains in 2022. GUESS brand sales rose by 24%, Oscar de la Renta by 19%, Abercrombie & Fitch by 28%, and Hollister by 16%. Newer brands such as Ferragamo were included for all of 2022, but only in the final quarter of 2021. Donna Karan and DKNY sales were consolidated starting in July of 2022. Removing newly added brands, like-for-like 2022 sales rose 24%.”

Inter Parfums, Inc. News Release	Page 2
February 28, 2023

Mr. Madar continued, “2023 should be even better with new products and brand extensions unveiling throughout the year. Among our largest European based brands, Montblanc will introduce a sister scent for the signature line as well as one for men under the Explorer franchise. Rose Passion is our new flanker for Jimmy Choo, and our Coach signature lines will add one each for men and for women. Our mid-sized brands are also welcoming new members, including a collection for Moncler, Chérie by Kate Spade, plus additions to several of the Rochas and Van Cleef & Arpels fragrance families. With respect to U.S. based operations, virtually all the brands in our portfolio are introducing companion products for existing programs. Building on the success of last year’s launch of GUESS Uomo, a new version is in the pipeline along with one for the Bella Vita. For Abercrombie & Fitch, additions are in the works for the Away and Authentic pillars. For Hollister, Feelin’ Good will debut as a new twosome along with a new duo for the Canyon fragrance family. Finally, MCM will launch its first ever men’s scent.”

Mr. Madar closed by saying, “One of the last accomplishments of 2022 was the signing of a license agreement with Lacoste, an emblematic brand in the world of fashion and sport, widely recognized by its crocodile logo throughout the world. Announced in December, our agreement goes into effect on the first day of 2024 when we take over the brand’s substantial legacy fragrance collections. Our plan also calls for a new fragrance introduction that same year. Our search for additional brands – both established and rising stars – remains a priority. In addition, with more than $190 million in sales in 2022, up fivefold from 2011, Montblanc fragrances today occupy a key position worldwide in the universe of men’s fragrances. Based on this success, Montblanc and Interparfums have extended their partnership for an additional five years, i.e., until December 31, 2030, without introducing any significant changes to the operating terms.”

Michel Atwood, Chief Financial Officer of Inter Parfums, Inc. noted, “For European based operations, full year gross margin was 68.2% and 66.6% in 2022 and 2021, respectively. Beyond the pricing action we took, we also benefited from a favorable channel mix, and currency (over 50% of net sales of our European based operations are denominated in U.S. dollars, while almost all of their costs are incurred in euro). For U.S. based operations, the 2022 gross margin rose to 54.7% from 53.1% in 2021, with the gains stemming from scale, combined with pricing actions and favorable channel/brand mix which have more than offset the impacts of inflation.”

Discussing SG&A expenses, Mr. Atwood noted, “By leveraging scale at our European based operations, our full year SG&A expenses rose 9% compared to 2021 and represented 48.2% of net sales, down from 49.4% of net sales one year earlier. For U.S. based operations, our full year SG&A expenses increased 70% and represented 39.1% of net sales compared to 36.5% one year earlier. While increased promotion and advertising expenses factored into the rise in SG&A expenses for both European and U.S. based operations, the latter has been growing its staff and infrastructure to support new brands and future growth.”

Mr. Atwood pointed out, “While we target 21% of annual net sales for promotion and advertising expense, for the past two years, our sales exceeded our expectations, and promotion and advertising expenses were lower than anticipated at 19.5% of net sales for both years. Historically, the largest proportion of advertising and promotional dollars are spent in the fourth quarter to accelerate sell-through during the holiday season, creating demand for reorders in the new year.

“A few final P&L points. An evaluation of the Rochas fashion trademark was conducted by an independent expert who concluded that the brand value was $11.3 million as of December 2022 resulting in a $6.8 million impairment charge in the fourth quarter of 2022. Below the operating line, due to the sizable swings in currency rates during 2022, we went from recognizing a gain of $2.3 million on foreign currency in 2021 to a loss of $1.9 million in 2022. On a consolidated basis, our effective income tax rate was 22%, down from 27% in 2021.”

Mr. Atwood went on to say, “We closed the year with working capital of $443 million, including approximately $256 million in cash, cash equivalents and short-term investments, and a working capital ratio of 2.3 to 1. The $151 million of long-term debt relates to the Interparfums SA headquarters acquisition, which was financed by a 10-years, €120 million (approximately $128 million) bank loan, plus a $53 million four-year loan agreement for Interparfums SA’s acquisition of the Lacoste trademark. The second payment for the Lacoste fragrance license of an estimated $42 million is due on December 31, 2023. Cash provided by operating activities aggregated to $115 million, as compared to $120 million for 2021.”

Inter Parfums, Inc. News Release	Page 3
February 28, 2023

Raises 2023 Guidance:

Mr. Atwood concluded, “2023 started out on a strong note. With two months under our belt and sizable orders already booked, the year should be even better than we initially expected. It now appears that 2023 net sales will approximate $1.2 billion, 10% ahead of 2022 net sales. Likewise, we are raising our guidance for diluted earnings per share to $4.00, up 6% from 2022. Our former 2023 guidance called for net sales of $1.15 billion and diluted earnings per share of $3.75. Once again, our guidance assumes that the average dollar/euro exchange rate remains at current levels and there is no significant resurgence of the COVID-19 pandemic.”

Announces 25% Increase in Cash Dividend:

Inter Parfums also announced that its Board of Directors approved a 25% increase in the Company’s annual cash dividend rate to $2.50 per share, payable quarterly. Mr. Atwood noted, “The 25% increase in our dividend rate further demonstrates the confidence our Board has in the prospects for our business for both the near and longer term. Our strong financial position enables us to invest in growth opportunities within our portfolio and enlarge our brand portfolio, while continuing to reward our shareholders.” The next cash dividend of $0.625 per share will be paid on March 31, 2023 to shareholders of record on March 15, 2023.

Conference Call:

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Wednesday, March 1, 2023. Interested parties may participate in the call by dialing (201) 493-6749; please dial-in 10 minutes before the conference call is scheduled to begin and ask for the “Inter Parfums” call.

The conference call will also be available via webcast by visiting the Events page within the Investor Relations Section of the Company’s website, www.interparfumsinc.com, or by clicking here. If you are unable to listen live, the conference call will be archived for approximately 90 days after the event.

About Inter Parfums, Inc.:

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through their 72% owned subsidiary, Interparfums SA, and United States based operations.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Inter Parfums, Inc. News Release	Page 4
February 28, 2023

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2022 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Michel Atwood, CFO		The Equity Group Inc.
(212) 983-2640		Karin Daly (212) 836-9623/ kdaly@equityny.com
matwood@interparfumsinc.com		Linda Latman (212) 836-9609/ llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 5
February 28, 2023

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$310,788	$210,719	$1,086,653	$879,516

Cost of sales	110,706	78,842	392,231	322,614

Gross margin	200,082	131,877	694,422	556,902

Selling, general and administrative expenses	169,122	144,080	492,370	406,459

Impairment loss	7,749	---	7,749	2,393

Income (loss) from operations	23,211	(12,203)	194,303	148,050

Other expenses (income):
Interest expense	1,010	(519)	3,599	2,825
(Gain) loss on foreign currency	4,166	(168)	1,921	(2,338)
Interest (income)	(3,145)	(2,015)	(5,486)	(3,403)
Other (income)	147	82	49	(53)
	2,178	(2,621)	83	(2,969)

Income (loss) before income taxes	21,033	(9,582)	194,219	151,019

Income taxes (benefit)	4,104	(4,120)	43,182	40,992

Net income (loss)	16,929	(5,462)	151,037	110,027

Less: Net income (loss) attributable to the noncontrolling interest	330	(4,238)	30,099	22,616

Net income (loss) attributable to Inter Parfums, Inc.	$16,599	$(1,224)	$120,938	$87,411

Net income (loss) attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.52	$(0.04)	$3.80	$2.76
Diluted	$0.52	$(0.04)	$3.78	$2.75

Weighted average number of shares outstanding:
Basic	31,893	31,764	31,859	31,677
Diluted	32,025	31,764	31,989	31,835

Dividends declared per share	$0.50	$0.25	$2.00	$1.00

Inter Parfums, Inc. News Release	Page 6
February 28, 2023

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2022, and 2021

(In thousands except share and per share data)

Assets	2022	2021
Current assets:
Cash and cash equivalents	$104,713	$159,613
Short-term investments	150,833	160,014
Accounts receivable, net	197,584	159,281
Inventories	289,984	198,914
Receivables, other	28,803	10,308
Other current assets	15,650	21,375
Income taxes receivable	157	210
Total current assets	787,724	709,715
Property, equipment and leasehold improvements, net	166,722	149,352
Right-of-use assets, net	27,964	33,728
Trademarks, licenses and other intangible assets, net	290,853	214,047
Deferred tax assets	11,159	7,936
Other assets	24,120	30,586
Total assets	$1,308,542	$1,145,364
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$28,547	$15,911
Current portion of lease liabilities	5,296	6,014
Accounts payable - trade	88,388	81,980
Accrued expenses	213,621	136,677
Income taxes payable	8,715	4,328
Total current liabilities	344,567	244,910
Long–term debt, less current portion	151,494	132,902
Lease liabilities, less current portion	24,335	29,220
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares: none issued	--	--
Common stock, $0.001 par value. Authorized 100,000,000 shares: outstanding, 31,967,300 and 31,830,420 shares on December 31, 2022, and 2021, respectively	32	32
Additional paid-in capital	90,186	87,132
Retained earnings	620,095	560,663
Accumulated other comprehensive loss	(56,056)	(38,432)
Treasury stock, at cost, 9,864,805 common shares on December 31, 2022, and 2021	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	616,782	571,920
Noncontrolling interest	171,364	166,412
Total equity	788,146	738,332
Total liabilities and equity	$1,308,542	$1,145,364